Exhibit 99.1
For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR SECOND QUARTER OF 2010

•	Quarterly production of 276 MMCFE/d exceeds guidance of 253 – 274 MMCFE/d

•	Company reports net income of $18.1 million, or $0.28 per diluted share

•	Adjusted net income of $10.2 million, or $0.16 per diluted share

DENVER, August 2, 2010 – SM Energy Company (NYSE: SM), formerly named St. Mary Land & Exploration Company, today reports financial results from the second quarter of 2010.  In addition, a new presentation for the second quarter earnings and operational update will be posted on the Company’s website at sm-energy.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on August 3, 2010.  Information for the earnings call can be found below.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “SM Energy has had another strong quarter.  We beat production targets and performed very well on most of our cost guidance.  Through mid-year, we continue to execute well on our business plan for 2010.  We are well positioned with a strong inventory of projects and ample liquidity to fund our programs through the second half of this year.”

SECOND QUARTER 2010 RESULTS

SM Energy posted net income for the second quarter of 2010 of $18.1 million, or $0.28 per diluted share.  This compares to a net loss of ($8.3 million), or ($0.13) per diluted share, for the same period in 2009.  Adjusted net income for the quarter was $10.2 million, or $0.16 per diluted share, versus an adjusted net income of $15.2 million, or $0.24 per diluted share, for the second quarter of 2009.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below.

	For the Three Months Ended June 30,
	2010		2009
Weighted-average diluted share count (in millions)		64.6		62.4
	$ in millions	Per Diluted Share	$ in millions	Per Diluted Share
Reported net income (loss)	$18.1	$0.28	$(8.3)	$(0.13)
Adjustments net of tax:
Change in Net Profits Plan liability	$(3.9)	$(0.06)	$1.5	$0.02
Unrealized derivative (gain) loss	$(1.2)	$(0.02)	$7.0	$0.11
Gain on divestiture activity	$(4.2)	$(0.06)	$(0.8)	$(0.01)
Loss related to hurricanes	-	-	$3.1	$0.05

Adjusted net income (loss), before impairments	$8.8	$0.14	$2.5	$0.04

Non-cash impairments net of tax:
Impairment of proved properties	-	-	$3.7	$0.06
Abandonment and impairment of unproved properties	$1.4	$0.02	$7.2	$0.12
Impairment of materials inventory	-	-	$1.7	$0.03

Adjusted net income	$10.2	$0.16	$15.2	$0.24

NOTE: Totals may not add due to rounding

Operating cash flow increased to $119.2 million for the second quarter of 2010 from $117.8 million in the same period last year.  Net cash provided by operating activities decreased to $116.3 million for the second quarter of 2010 from $116.6 million in the same period in 2009.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy reported quarterly production of 276.4 MMCFE/d, which was above the guidance range of 253 to 274 MMCFE/d.  Production came in above guidance primarily due to strong results in the Eagle Ford.

Revenues and other income for the quarter were $211.7 million compared to $205.2 million for the same period in 2009.  For the second quarter of 2010, the average equivalent price per MCFE, net of hedging, was $7.36 per MCFE, which is an increase of 10% from the $6.68 per MCFE realized in the comparable period in 2009.    Average realized prices, inclusive of hedging activities, were $5.59 per Mcf and $65.17 per barrel in the second quarter of 2010, which is an increase of 8% and 15%, respectively, from the same period a year ago.  SM Energy reports its gas volumes on a “wet gas” basis, meaning that revenue dollars associated with natural gas liquids (“NGLs”) are reported within the Company’s natural gas revenues.

Lease operating expense (“LOE”) of $1.15 per MCFE in the second quarter of 2010 was below the Company’s guidance of $1.24 to $1.32 per MCFE.  Lease operating expense for the quarter represents a 9% decrease from the $1.26 per MCFE in the comparable period last year.  The divestiture of higher per unit cost assets was the primary reason for lower per unit LOE costs year over year.  Sequentially, LOE declined 2% or $0.02 per MCFE in the second quarter of 2010 from the preceding quarter.

Transportation expense of $0.20 per MCFE in the second quarter of 2010 was within guidance of $0.18 to $0.20 per MCFE.  The reported per unit expense increased from $0.16 per MCFE for the comparable period in 2009.    Sequentially, transportation expense was up $0.04 per MCFE from the first quarter of 2010.  Transportation costs, both on a year over year and sequential basis, reflects increased production contributed from areas with higher per unit transportation costs, such as the Eagle Ford shale.

Commodity price increases over the past year for both oil and natural gas resulted in year over year increases in production taxes, both on a per MCFE basis and in absolute dollars.   Between the second quarters of 2009 and 2010, production taxes on a per MCFE basis increased 33% from $0.33 to $0.44.  The Company’s realized production tax rate for the second quarter was 6%, which was slightly below the provided guidance of 7% of pre-hedge oil and natural gas revenue.

Total general and administrative (“G&A”) expense for the second quarter of 2010 was $1.01 per MCFE, which was slightly above the guidance range provided by the Company.  Cash G&A expense was $0.61 per MCFE for the quarter, compared to a guidance range of $0.53 to $0.55 per MCFE.  The Cash G&A expense came in above guidance primarily due to the recognition of certain administrative and legal items in the second quarter.  Non-cash G&A for the second quarter was $0.18 per MCFE versus a guidance range of $0.19 to $0.21 per MCFE.  G&A related to cash payments from the Company’s legacy Net Profits Plan (NPP) program was $0.22 per MCFE in the quarter compared to a guidance range of $0.22 to $0.24 per MCFE.

Depletion and depreciation expense (“DD&A”) increased to $3.17 per MCFE in the second quarter of 2010, which was above the Company’s guidance range of $2.90 to $3.10 per MCFE.  DD&A in the comparable period of 2009 was $2.49 per MCFE.  Sequentially, DD&A increased 5% from $3.02 per MCFE in the first quarter of 2010.  The Company’s DD&A rate was impacted by the Company’s divestiture of lower cost basis properties in the first quarter of 2010.  Additionally, infrastructure costs that are incurred at the beginning of the development of emerging plays are also increasing the DD&A rate.

In the second quarter of 2010, SM Energy recognized a pre-tax non-cash benefit of $6.6 million as a result of a decrease in the NPP liability.  The NPP liability is a significant management estimate that is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.  The last pool created under this legacy compensation plan was in 2007.

FINANCIAL POSITION AND LIQUIDITY

As of June 30, 2010, SM Energy had total long-term debt of $271.2 million, which was comprised entirely of the Company’s 3.50% Senior Convertible Notes, net of debt discount.  The Company’s debt-to-book capitalization ratio was 19% as of the end of the quarter.

SM Energy currently has no outstanding borrowing under its long-term credit facility.  The Company has a commitment amount of $678 million from the Company’s bank group with a borrowing base of $900 million.  SM Energy is in compliance with all the covenants associated with this facility.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the second quarter results on August 3, 2010 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 866-788-0539 and the participant passcode is 18765995.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with the passcode 82316400.  International participants can dial 857-350-1677 to take part in the conference call, using passcode 18765995 and can access a replay of the call at 617-801-6888, using passcode 82316400.  Replays can be accessed through August 17, 2010.

In addition, the call will be webcast live and can be accessed at SM Energy Company’s website at sm-energy.com.  An audio recording of the conference call will be available at that site through August 17, 2010.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling, completion, and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2010

Guidance Comparison	For the Three Months
	Ended June 30, 2010
	Actual	Guidance Range

Oil and gas production (MMCFE per day)	276.4	253 - 274

Lease operating expense (per MCFE)	$1.15	$1.24 - $1.32
Transportation expense (per MCFE)	$0.20	$0.18 - $0.20
Production taxes, as a percentage of pre-hedge revenue	6%	7%

General and administrative - cash	$0.61	$0.53 - $0.55
General and administrative - cash related to Net Profits Plan	$0.22	$0.22 - $0.24
General and administrative - non-cash	$0.18	$0.19 - $0.21
General and administrative - TOTAL	$1.01	$0.94 - $1.00

Depreciation, depletion, and amortization	$3.17	$2.90 - $3.10

Production Data	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2010	2009	Percent Change	2010	2009	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$70.92	$53.96	31%	$71.86	$44.21	63%
Gas (per Mcf)	4.54	3.07	48%	5.34	3.54	51%

Average realized sales price, net of hedging:
Oil (per Bbl)	$65.17	$56.72	15%	$66.10	$50.45	31%
Gas (per Mcf)	5.59	5.19	8%	6.21	5.66	10%

Production:
Oil (MMBbls)	1.4	1.6	-14%	2.9	3.3	-11%
Gas (Bcf)	16.7	18.3	-9%	33.2	36.8	-10%
BCFE (6:1)	25.2	28.2	-11%	50.9	56.6	-10%

Daily production:
Oil (MBbls per day)	15.5	18.1	-14%	16.2	18.2	-11%
Gas (MMcf per day)	183.3	201.4	-9%	183.7	203.6	-10%
MMCFE per day (6:1)	276.4	310.1	-11%	281.1	312.6	-10%

Margin analysis per MCFE:
Average realized sales price, before hedging	$6.99	$5.15	36%	$7.64	$4.87	57%

Average realized sales price, net of hedging	7.36	6.68	10%	7.88	6.62	19%
Lease operating expense	1.15	1.26	-9%	1.16	1.36	-15%
Transportation	0.20	0.16	25%	0.18	0.18	0%
Production taxes	0.44	0.33	33%	0.50	0.33	52%
General and administrative	1.01	0.64	58%	0.96	0.61	57%
Operating margin	$4.56	$4.29	6%	$5.08	$4.14	23%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.17	$2.49	27%	$3.10	$2.87	8%

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Six Months
	Ended June 30,		Ended June, 30,
	2010	2009	2010	2009

Operating revenues and other income:
Oil and gas production revenue	$175,887	$145,279	$388,774	$275,696
Realized oil and gas hedge gain	9,329	43,279	11,924	98,899
Gain on divestiture activity	7,021	1,244	127,999	645
Marketed gas system and other operating revenue	19,460	15,396	43,135	29,178
Total operating revenues and other income	211,697	205,198	571,832	404,418

Operating expenses:
Oil and gas production expense	45,168	49,465	93,508	105,294
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	79,770	70,391	157,535	162,103
Exploration	14,498	19,490	28,396	33,088
Impairment of proved properties	-	6,043	-	153,092
Abandonment and impairment of unproved properties	2,375	11,631	3,279	15,533
Impairment of materials inventory	-	2,719	-	11,335
General and administrative	25,398	18,160	48,884	34,559
Change in Net Profits Plan liability	(6,599)	2,449	(33,871)	(20,842)
Marketed gas system expense	15,807	13,609	37,853	26,992
Unrealized derivative (gain) loss	(2,087)	11,288	(9,822)	13,134
Other expense	578	5,814	1,530	11,456
Total operating expenses	174,908	211,059	327,292	545,744

Income (loss) from operations	36,789	(5,861)	244,540	(141,326)

Nonoperating income (expense):
Interest income	54	105	183	127
Interest expense	(6,343)	(7,663)	(13,130)	(13,759)

Income (loss) before income taxes	30,500	(13,419)	231,593	(154,958)
Income tax benefit (expense)	(12,432)	5,097	(87,347)	59,013

Net income (loss)	$18,068	$(8,322)	$144,246	$(95,945)

Basic weighted-average common shares outstanding	62,917	62,418	62,855	62,377

Diluted weighted-average common shares outstanding	64,566	62,418	64,493	62,377

Basic net income (loss) per common share	$0.29	$(0.13)	$2.29	$(1.54)

Diluted net income (loss) per common share	$0.28	$(0.13)	$2.24	$(1.54)

Consolidated Balance Sheets
(In thousands, except share amounts)	June 30,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$10,249	$10,649
Accounts receivable	108,427	116,136
Refundable income taxes	23,215	32,773
Prepaid expenses and other	14,284	14,259
Derivative asset	45,481	30,295
Deferred income taxes	-	4,934
Total current assets	201,656	209,046

Property and equipment (successful efforts method), at cost:
Land	1,483	1,371
Proved oil and gas properties	3,066,300	2,797,341
Less - accumulated depletion, depreciation, and amortization	(1,203,841)	(1,053,518)
Unproved oil and gas properties, net of impairment allowance
of $62,507 in 2010 and $66,570 in 2009	138,531	132,370
Wells in progress	97,312	65,771
Materials inventory, at lower of cost or market	31,305	24,467
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	7,115	145,392
Other property and equipment, net of accumulated depreciation
of $16,478 in 2010 and $14,550 in 2009	15,472	14,404
	2,153,677	2,127,598

Other noncurrent assets:
Derivative asset	30,169	8,251
Restricted cash subject to Section 1031 Exchange	19,595	-
Other noncurrent assets	12,288	16,041
Total other noncurrent assets	62,052	24,292

Total Assets	$2,417,385	$2,360,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$270,030	$236,242
Derivative liability	37,903	53,929
Deposit associated with oil and gas properties held for sale	-	6,500
Deferred income taxes	4,970	-
Total current liabilities	312,903	296,671

Noncurrent liabilities:
Long-term credit facility	-	188,000
Senior convertible notes, net of unamortized
discount of $16,288 in 2010, and $20,598 in 2009	271,212	266,902
Asset retirement obligation	64,284	60,289
Asset retirement obligation associated with oil and gas properties held for sale	1,526	18,126
Net Profits Plan liability	136,420	170,291
Deferred income taxes	408,997	308,189
Derivative liability	24,046	65,499
Other noncurrent liabilities	15,164	13,399
Total noncurrent liabilities	921,649	1,090,695

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 63,110,068 shares in 2010 and 62,899,122 shares in 2009;
outstanding, net of treasury shares: 63,007,433 shares in 2010
and 62,772,229 shares in 2009	631	629
Additional paid-in capital	174,973	160,516
Treasury stock, at cost: 102,635 shares in 2010 and 126,893 shares in 2009	(489)	(1,204)
Retained earnings	992,685	851,583
Accumulated other comprehensive income (loss)	15,033	(37,954)
Total stockholders' equity	1,182,833	973,570
Total Liabilities and Stockholders' Equity	$2,417,385	$2,360,936

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Cash flows from operating activities:

Net income (loss)	$18,068	$(8,322)	$144,246	$(95,945)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Gain on divestiture activity	(7,021)	(1,244)	(127,999)	(645)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	79,770	70,391	157,535	162,103
Exploratory dry hole expense	164	4,573	327	4,667
Impairment of proved properties	-	6,043	-	153,092
Abandonment and impairment of unproved properties	2,375	11,631	3,279	15,533
Impairment of materials inventory	-	2,719	-	11,335
Stock-based compensation expense*	6,261	3,733	11,864	7,509
Change in Net Profits Plan liability	(6,599)	2,449	(33,871)	(20,842)
Unrealized derivative (gain) loss	(2,087)	11,288	(9,822)	13,134
Loss related to hurricanes	-	5,027	-	7,120
Amortization of debt discount and deferred financing costs	3,366	3,611	6,657	5,703
Deferred income taxes	14,212	(7,758)	78,820	(63,148)
Plugging and abandonment	(3,988)	(337)	(6,222)	(2,355)
Other	1,988	430	2,937	1,619
Changes in current assets and liabilities:
Accounts receivable	20,872	5,446	7,628	49,149
Refundable income taxes	(3,445)	-	9,558	13,161
Prepaid expenses and other	(1,637)	(1,677)	(148)	(7,091)
Accounts payable and accrued expenses	(5,103)	8,583	26,299	(12,338)
Excess income tax benefit from the exercise of stock options	(938)	-	(938)	-
Net cash provided by operating activities	116,258	116,586	270,150	241,761

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	8,751	18	247,998	1,081
Capital expenditures	(172,182)	(82,201)	(304,627)	(215,826)
Acquisition of oil and gas properties	-	9	-	(44)
Deposits to restricted cash	-	-	(19,595)	-
Receipts from restricted cash	16,565	10,050	-	14,398
Receipts from short-term investments	-	1,002	-	1,002
Other	8	-	(6,492)	-
Net cash used in investing activities	(146,858)	(71,122)	(82,716)	(199,389)

Cash flows from financing activities:
Proceeds from credit facility	26,500	576,000	204,059	1,766,000
Repayment of credit facility	(26,500)	(600,000)	(392,059)	(1,791,000)
Debt issuance costs related to credit facility	-	(11,060)	-	(11,060)
Proceeds from sale of common stock	2,648	894	2,916	1,066
Dividends paid	(3,144)	(3,120)	(3,144)	(3,120)
Excess income tax benefit from the exercise of stock options	938	-	938	-
Other	(17)	-	(544)	-
Net cash provided by (used in) financing activities	425	(37,286)	(187,834)	(38,114)

Net change in cash and cash equivalents	(30,175)	8,178	(400)	4,258
Cash and cash equivalents at beginning of period	40,424	2,211	10,649	6,131
Cash and cash equivalents at end of period	$10,249	$10,389	$10,249	$10,389

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the six months ended June 30, 2010, and 2009, approximately $3.4 million and $2.9 million, respectively of stock-based compensation expense was included in exploration expense. For the six months ended June 30, 2010, and 2009, approximately $8.5 million and $4.6 million, respectively of stock-based compensation expense was included in general and administrative expense. For the three months ended June, 30, 2010, and 2009, approximately $1.7 million and $1.3 million, respectively of stock-based compensation expense was included in exploration expense. For the three months ended June, 30, 2010 and 2009, approximately $4.6 million and $2.4 million, respectively of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (loss) (GAAP)	For the Three Months		For the Six Months
to Adjusted net income (Non-GAAP):	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Reported net income (loss) (GAAP)	$18,068	$(8,322)	$144,246	$(95,945)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(3,907)	1,519	(21,102)	(12,901)
Unrealized derivative (gain) loss	(1,236)	7,000	(6,119)	8,130
Gain on divestiture activity	(4,156)	(771)	(79,743)	(399)
Loss related to hurricanes (2)	-	3,117	-	4,407

Adjusted net income (loss), before impairment adjustments	8,769	2,543	37,282	(96,708)

Non-cash impairments net of tax: (1)
Impairment of proved properties	-	3,748	-	94,790
Abandonment and impairment of unproved properties	1,406	7,213	2,043	9,618
Impairment of materials inventory	-	1,686	-	7,017
Adjusted net income, non-recurring items
& non-cash impairments (Non-GAAP) (3)	$10,175	$15,190	$39,325	$14,717

Adjusted net income per share (Non-GAAP)
Basic	$0.16	$0.24	$0.63	$0.24
Diluted	$0.16	$0.24	$0.61	$0.24

Average number of shares outstanding
Basic	62,917	62,418	62,855	62,377
Diluted	64,566	62,418	64,493	62,377

(1) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax benefit (expense) by income (loss) before income taxes as stated on the consolidated statement of operations. Effective income tax rates for the three months ended June 30, 2010 and 2009, were 40.8% and
38.0% respectively. Effective income tax rates for the six months ended June 30, 2010 and 2009, were 37.7% and 38.1% respectively.

(2) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, impairment of materials inventory, gain on divestiture activity, and loss related to hurricanes. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Six Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net cash provided by operating activities (GAAP)	$116,258	$116,586	$270,150	$241,761

Changes in current assets and liabilities	$(9,749)	$(12,352)	$(42,399)	$(42,881)

Exploration	$14,498	$19,490	28,396	33,088
Less: Exploratory dry hole expense	$(164)	$(4,573)	(327)	(4,667)
Less: Stock-based compensation expense included in exploration	$(1,684)	$(1,309)	(3,438)	(2,864)

Operating cash flow (Non-GAAP) (4)	$119,159	$117,842	$252,382	$224,437

(4) Beginning in the third quarter of 2009 the Company changed its definition of operating cash flow. Prior periods have been conformed to the current definition and the change in the definition did not result in a material variance to results under the prior definiton. Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.